Exhibit 5.1

[BONE MCALLESTER NORTON, PLLC LETTERHEAD]

511 Union Street, Suite 1600

Nashville, Tennessee 37219

May 5, 2006

Ethanol Grain Processors, LLC

1918 McDonald Road

Rives, Tennessee 38253

Re:          Ethanol Grain Processors, LLC

Units of Limited Liability Company Interest (the “Units”)

Dear Sir or Madam:

We refer to the Amendment No. 2 to the Registration Statement on Form SB-2 (the “Registration Statement”) filed by Ethanol Grain Processors, LLC, a Tennessee limited liability company (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about May 5, 2006, relating to the registration of an offering of units in the Company (the “Units”), as set forth on the cover page of the Registration Statement and described in the prospectus included therewith (the “Prospectus”).

We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units pursuant to the Prospectus and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies.

Based on the foregoing, we are of the opinion that:

Assuming that the Units are offered and sold as described in the Prospectus and the Operating Agreement, including, but not limited to, the due authorization, execution and delivery to the Company or its delegate of a subscription agreement (the “Subscription Agreement”) by each subscriber for Units (the “Subscribers”), the due acceptance by or on behalf of the Company of each Subscription Agreement, the payment by each Subscriber of the full consideration due for the Units to which it subscribed, the due authorization, execution and delivery by the Subscribers as Members of the Company, of the Company’s Operating Agreement (the “Operating Agreement”), and the Subscribers meet all of the applicable suitability standards set forth in the Prospectus and that the representations and warranties of the Subscribers in their respective Subscription Agreements are true and correct, the Units to be issued to the Subscribers will represent valid and legally issued limited liability company interests in the Company and will be fully paid and non-assessable limited liability company interests in the Company.

This opinion is limited to the Securities Act and Tennessee law. We express no opinion as to the application of the securities or blue sky laws of the various states (including the State of Tennessee) to the sale of the Units.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ Bone McAllester Norton, PLLC

Bone McAllester Norton, PLLC